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                                                                    EXHIBIT 99.2


January 20, 2005

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's December 2004 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 9:30 a.m. ET today) and in the earnings release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding unusual items. December quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Laura Fuselier

                     SUPPLEMENTAL DECEMBER 2004 QUARTER DATA

DECEMBER 2004 QUARTER VS. DECEMBER 2003 QUARTER
-----------------------------------------------

o Salaries and related costs decreased 1%. This decrease is primarily due to a decline in benefit expenses resulting from our cost savings initiatives, contractual pay decreases for pilots and lower Mainline headcount, offset by higher pension expense and growth at ASA and Comair.

o Aircraft fuel expense increased $385 million or 75% due primarily to higher fuel prices. Delta's average fuel price per gallon rose 68% to $1.42 driving approximately $360 million of the increase in expense.

o Contracted services increased 15% due primarily to increased volume and TSA security fee reimbursements in the prior year.

o Contract carrier arrangements increased by 6% primarily due to increased fuel price and higher capacity under certain of these arrangements, partially offset by lower costs from the ramp down of our arrangement with Independence Air (formerly Atlantic Coast Airlines).

o Aircraft rent expense decreased 6% primarily due to lease restructuring efforts as part of our transformation plan.

o Other selling expenses decreased 5% primarily due to lower advertising spend, partially offset by increased credit card charges.

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o        Passenger commissions expense decreased 28% primarily due to lower incentive commissions.

o Passenger service increased 7% primarily due to increased traffic partially offset by lower expenses from our cost savings initiatives.

o Other expenses rose 95% primarily due to increased professional fees, higher insurance costs, higher fuel taxes and the sale of certain assets in the previous year.

o Interest expense increased 12% primarily due to higher levels of debt outstanding.

o Gain from sale of investments increased significantly primarily due to the sale of our investment in Orbitz.

OTHER ITEMS
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FLIGHT EQUIPMENT
----------------

The table set forth below shows our aircraft fleet at December 31, 2004.

                                                           CURRENT FLEET
                                    ------------------------------------------------------------
                                                 CAPITAL    OPERATING      TOTAL                  AVERAGE
AIRCRAFT TYPE                         OWNED       LEASE       LEASE        LEASE       TOTAL        AGE
------------------------------------------------------------------------------------------------
B-737-200                               6          12           34           46          52         19.9
B-737-300                               -           -           26           26          26         18.1
B-737-800                               71          -           -            -           71         4.2
B-757-200                               77         10           34           44         121         13.3
B-767-200                               15          -           -            -           15         21.6
B-767-300                               4          10           14           24          28         14.9
B-767-300ER                             50          -           9            9           59         8.9
B-767-400                               21          -           -            -           21         3.8
B-777-200                               8           -           -            -           8          4.9
MD-11                                   1           -           3            3           4          12.1
MD-88                                   63         16           41           57         120         14.5
MD-90                                   16          -           -            -           16         9.1
ATR-72                                  4           -           13           13          17         10.7
CRJ-100/200                            106          -          123          123         229         5.2
CRJ-700                                 58          -           -            -           58         1.3
------------------------------------------------------------------------------------------------
Total                                  500         48          297          345         845         9.6
================================================================================================